UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/25/2006

Gregg Appliances, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-126486

Indiana	35-1049508
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4151 East 96th Street
Indianapolis, Indiana 46240
(Address of principal executive offices, including zip code)

317-848-8710
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On May 25, 2006, Gregg Appliances, Inc. (the "Company") entered into the Fifth Amendment to Agreement for Wholesale Financing (the "Amendment") between Gregg Appliances, Inc. and GE Commercial Distribution Finance Corporation ("CDF" and formerly known as Deutsche Financial Services Corporation).

Under the terms of the Amendment, the Company is required to maintain a Minimum EBITDA to Interest Expense covenant for the preceding four fiscal quarters then ended, calculated as of the last day of each fiscal quarter of at least two to one (2.0:1). In addition, the Company is required to maintain a Maximum Total Funded Debt to EBITDA as of the last day of each fiscal quarter no greater than 4.25:1 as of March 31, 2006 and each fiscal quarter end thereafter, adjusting to 3.75:1 as of March 31, 2007 and each fiscal quarter end thereafter.

The Amendment also increases the floorplan credit facility to $20 million; adjusting to $25 million from October 1st of each calendar year to through January 31st of the subsequent calendar year. On February 1st during the term of the agreement, the floorplan credit facility will automatically reduce to $20 million.

Finally, the Amendment also removes Maytag Appliance Sales Corporation (including, but not limited to, trade names of 'Maytag', 'Jenn-Air', 'Admiral', 'Magic Chef) from the Company's listing of security interest in inventory to CDF.

The description of the Amendment set forth above is qualified in its entirety by the Amendment, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated into this Item by reference.

Item 9.01.    Financial Statements and Exhibits

(c)   Exhibits

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gregg Appliances, Inc.

Date: May 25, 2006	By:	/s/ Donald J.B. Van der Wiel
Donald J.B. Van der Wiel
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Fifth Amendment to Agreement for Wholesale Financing